Exhibit 5.1

Proskauer Rose LLP 11 Times Square New York, NY 10036

June 14, 2013

Icahn Enterprises L.P.

767 Fifth Avenue, Suite 4700

New York, NY 10153

Ladies and Gentlemen:

We are acting as counsel to Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 12, 2013 (the “Prospectus Supplement”), to the prospectus, filed on April 22, 2009, as amended on April 13, 2010 and declared effective by the Commission on May 17, 2010, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333- 158705) relating to the issuance and sale to Credit Suisse Securities (USA) LLC, UBS Securities LLC, Jefferies LLC, Citigroup Global Markets Inc., Keefe, Bruyette & Woods, Inc., Oppenheimer & Co. Inc., Wunderlich Securities, Inc. and KeyBanc Capital Markets Inc. (the “Underwriters”), of an aggregate of 1,600,000 depositary units representing limited partner interests in the Partnership (including 240,000 depositary units being offered pursuant to the exercise of the Underwriters’ over-allotment option) (the “Depositary Units”).

As such counsel, we have participated in the preparation of the Prospectus Supplement and the Registration Statement and have examined originals or copies of such documents, limited partnership records and other instruments as we have deemed relevant, including, without limitation: (i) the Partnership’s Certificate of Limited Partnership, as amended to date (the “Certificate of Limited Partnership”); (ii) the Partnership’s Agreement of Limited Partnership, as amended to date (the “Partnership Agreement”); (iii) a certificate of good standing for the Partnership issued by the Secretary of State of Delaware; (iii) the resolutions of the Board of Directors of Icahn Enterprises G.P. Inc.. (the “General Partner”), the general partner of Partnership dated May 29, 2013; (iii) the resolutions of the Pricing Committee of the Board of Directors of the General Partner dated June 12, 2013; (iv) that certain Underwriting Agreement, dated June 12, 2013, by and between the Partnership and the Underwriters, and (v) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; and (v) the Prospectus Supplement, including any documents incorporated by reference therein.

As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Partnership.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

June 14, 2013

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Depositary Units have been duly authorized, and when issued in accordance with the provisions of the Partnership Agreement and distributed in accordance with the terms of the Underwriting Agreement and upon payment of the consideration provided for therein, the Depositary Units will be legally issued and the holders of the Depositary Units will have no obligation to make payments to the Partnership or its creditors solely by reason of their ownership of the Depositary Units.

This opinion is based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware Revised Uniform Limited Partnership Act” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP